CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 140 to Registration Statement No. 333-142592 on Form N-1A of our report dated September 24, 2014, relating to the financial statements and financial highlights of BlackRock Global Dividend Portfolio, a series of BlackRock Funds II, appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the year ended July 31, 2014. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 25, 2014